Michael Eisenberg Offer Letter	EXHIBIT 10.16
[CELEBRATE EXPRESS LETTERHEAD]
April 24, 2007
Michael Eisenberg
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Dear Michael,
I am pleased to extend an offer of employment with Celebrate Express, Inc. on the following terms and conditions:
Position. You will be employed in the position of Vice President of Marketing for Celebrate Express, Inc. In this position, you will be responsible for leading the direct and online marketing efforts for Celebrate Express brands in accordance with defined procedures, timelines, budgets, and goals. This will include leading strategic planning, policy development and deployment, international business development and product development vision. Additionally this includes developing annual marketing and service plans in support of organizational strategy and objectives. The VP of Marketing is a member of the senior management team that is responsible for setting the business strategy for the Company. On occasion, you will be expected to travel to Greensboro North Carolina, and other locations as needed. You will also be expected to participate in other special projects and related activities. You will report to the Company’s CEO.
Compensation. This is a full time exempt position. Your cash compensation will be $6,730.77 payable every two weeks. There are 26 pay periods each year. We anticipate this is equal to approximately $175,000 per year. In addition, you will be eligible for an annual bonus opportunity of up to 20% of your annual salary based on the achievement of Company and individual objectives each fiscal year which begins June 1 and ends May 31. For the first year, the weight of the bonus opportunity shall be 75% on the Company achieving its financial objectives and 25% on individual/department objectives payable in FQ1 following the close of the fiscal year, which is May 31. Bonus objectives shall be documented in writing, and agreed upon by the CEO and you within 30 days of your employment start date. Future bonus opportunities shall be aligned with current Company programs made available to all executives and as approved by the Board of Directors.
To assist with your relocation to Seattle, Celebrate Express will provide you with a one-time signing bonus payable on the first payroll following 30 days of employment according to the payroll schedule and procedures. Should you voluntarily end your employment within one year from your start date, this bonus would be recoverable by the Company.

Targeted Annual Earnings [TAE]:
Salary	$175,000
Bonus at 100% of plan	$35,000
Signing Bonus	$10,000

TAE	$220,000
Celebrate Express believes employees should be able to participate in the ownership of the Company through the Company’s Equity Incentive Plan. It is the responsibility of every employee/stockholder to help the Company succeed in the market. A stock option in effect enables you to become a part owner of the Company. As part of this offer letter we will propose to our Board of Directors that you receive a stock option for 15,000 shares to be earned over a four-year period. In accordance with the Plan, vesting will start as of the date set by the Board of Directors and the exercise price will be the closing price of our common stock on the date the Board approves the option grant.

Michael Eisenberg Offer Letter

Employee Benefits. You will be entitled to the personal leave, holiday and other benefits for employees. The company currently offers 10 paid holidays each year. As a Vice President, personal leave hours will begin accruing upon the first date of your employment, accruing at the rate of 20 days per year. This is equal to 1.66 personal leave days earned per month (20 days / 12 months = 1.66 days). The Company has a group medical policy, as a Vice President you will become eligible to participate in that benefit the first day of the month following your date of employment. At this time, the medical premiums are paid at the rate of approximately 80%/20% for employees and 50%/50% for dependent coverage. This means the company will pay approximately 80% of the cost of your medical/dental insurance and approximately 50% of the cost for eligible dependents. The premiums are deducted via payroll deductions on a pre-tax basis.
As a Vice President, the company will provide a life insurance policy at 1.5 times annual salary, with a maximum benefit of $300,000.
All other benefits will follow standard company benefits offered to all employees.
The Company will reimburse reasonable business expenses incurred by you on behalf of the Company, subject to compliance with the Company’s policies regarding personal expense reports.
Proprietary Information Agreement. You will sign a Proprietary Information Agreement in the Company’s standard form.
At Will Employment. You understand that your employment with the Company is at-will and may be terminated by you or the Company at any time, without cause.
Arbitration Agreement. You will sign the Arbitration Agreement that is included with this offer letter.
Covenant Not to Compete. You agree that for twelve months after termination from employment with the Company, you will not directly or indirectly, whether as employee, officer, director, independent contractor, consultant, financing source, agent, partner, member or otherwise, engage in or have any interest in or enter into any relationship with any company, business, or business activity which is a competitor or is in competition with the products and services being developed, manufactured or sold by the Company in any geographic area in which the Company markets or has marketed its products or services. A “competitor” means any Company or business that derives five percent (5%) or more of its gross sales from the sale of products/services in the party supply and Halloween and costume and girls special occasion apparel markets, offered by Celebrate Express, Inc.
No Solicitation. You agree that for twelve months after termination of employment from the Company, you will not directly or indirectly solicit, assist, advise, or induce any individual or entity to end their relationship with Company or to enter into a relationship with any of Company’s competitors.
Governing Law. This agreement will be governed by the laws of the State of Washington as applied to contracts made and to be performed in Washington. If any provision of this agreement is held to be unenforceable or invalid, the remainder of this agreement will nevertheless remain in full force and effect.
Expiration to Offer. This offer of employment is valid through the close of business on April 30, 2007. To indicate your acceptance, please return a signed copy of this letter to me by that date. We anticipate your start date to be on May 14, 2007, or other mutually acceptable date.
We are pleased to have you as part of the team. We believe in you and your abilities to assist us with our expansion plans. Trust, loyalty, a strong focus on customer satisfaction and a commitment to excellence summarizes our Company culture and values.

Michael Eisenberg Offer Letter

On behalf of the team, welcome to Celebrate Express, Inc.
Best regards,
/s/ Kevin Green
Kevin Green
President and Chief Executive Officer
Acceptance:
I understand and voluntarily accept all the terms above without exception or reservation.

/s/ Michael Eisenberg	May 14, 2007

Signature	Date
To accept, you may email a signed copy to                      or send to                     , a confidential fax.